UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 5

             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   (X)  Form 3 Holdings Reported.

   ( )  Form 4 Transactions Reported.

   1.   Name and Address of Reporting Person:

        Jerry Maahs
        19385 Buckingham Place
        Brookfield, WI 53045

   2.   Issuer Name and Ticker or Trading Symbol:

        Central Illinois Bancorp, Inc. (not listed)

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        December, 1998

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person






               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned


                                                                                  5. Amount
                                                                                 of Securities
                                                                                 Beneficially      6.  Owner-      7. Nature of
                   2. Trans-                                                     Owned at End      ship Form:        Indirect
  1.  Title of       action        3. Trans-      4.  Securities Acquired (A)      of Month      Direct (D) or      Beneficial
    Security      Date (Month/    action Code          or Disposed of (D)        (Instr. 3 and    Indirect (I)       Ownership
   (Instr. 3)      Day/Year)       (Instr. 8)         (Instr. 3, 4 and 5)             4)           (Instr. 4)       (Instr. 4)

                                  Code      V     Amount   (A)or(D)     Price





                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)




                                                                                                      9.
                                             5.                                                   Number of    10.
                                          Number of                                                 Deri-    Ownership
               2.                         Derivative                                                 vative    Form of
             Conver-                      Securities         6.                                    Securities  Deriva-
   1.       sion or     3.                Acquired         Date             7.             8.      Benefi-     tive       11.
 Title of  Exercise   Trans-      4.        (A) or       Exercis-         Title          Price      cially   Security:   Nature
  Deri-    Price of   action    Trans-    Disposed       able and      and Amount of    of Deri-   Owned at Direct (D) of Indirect
  vative    Deriva-    Date     action     of (D)       Expiration      Underlying       vative     End of    or In-   Beneficial
 Security    tive    (Month/     Code    (Instr. 3,    Date (Month/     Securities      Security    Month   direct (I)  Ownership
(Instr. 3) Security Day/Year) (Instr. 8)  4 and 5)      Day/Year)    (Instr. 3 and 4)  (Instr. 5) (Instr. 4)(Instr. 4) (Instr. 4)

                             Code    V    (A)  (D)   Date  Expir-    Title   Amount or
                                                     Exer- ation             Number of
                                                     cis-  Date              Shares
                                                     able

Director  $1,274.91  1/1/95   3 (1)                   (1)   1/1/05    Common  10                  10         D
Stock                                                                  Stock
Option
(right to
buy) (1)






                                                                                                      9.
                                             5.                                                   Number of    10.
                                          Number of                                                 Deri-    Ownership
               2.                         Derivative                                                 vative    Form of
             Conver-                      Securities        6.                                    Securities  Deriva-
   1.        sion or     3.                Acquired        Date             7.             8.      Benefi-     tive       11.
 Title of   Exercise   Trans-      4.        (A) or      Exercis-         Title          Price      cially   Security:   Nature
  Deri-     Price of   action    Trans-    Disposed      able and      and Amount of    of Deri-   Owned at Direct (D) of Indirect
  vative     Deriva-    Date     action     of (D)      Expiration      Underlying       vative     End of    or In-   Beneficial
 Security     tive    (Month/     Code    (Instr. 3,   Date (Month/     Securities      Security    Month   direct (I)  Ownership
(Instr. 3)  Security Day/Year) (Instr. 8)  4 and 5)     Day/Year)    (Instr. 3 and 4)  (Instr. 5) (Instr. 4)(Instr. 4) (Instr. 4)
----------  -------- --------- ---------- ---------    -----------  ------------------ ---------- --------- ---------- ----------

                               Code    V    (A)  (D)   Date  Expir-    Title   Amount or
                                                       Exer- ation             Number of
                                                       cis-  Date              Shares
                                                       able

Director   $1,630.51  4/25/96  3 (2)                   (2)   4/25/06   Common  10                  10         D
Stock                                                                  Stock
Option
(right to
buy) (2)

Director   $1,960.56  2/25/98  3 (3)                   (3)   2/25/08   Common  100                 100        D
Stock                                                                  Stock
Option
(right to
buy) (3)


  Explanation of Responses:

   (1) Five shares of the director stock option dated 1/1/95 vested on January 1, 1998 and the remaining five shares will vest on January 1, 2000.

   (2) The director stock option dated 4/25/96 vests in five equal annual installments which began on April 25, 1997.

   (3) The director stock option dated 2/25/98 vests in five equal annual installments beginning on February 25, 1999.


   SIGNATURE OF REPORTING PERSON:



   Jerry Maahs





   DATE: February 10, 1999